Exhibit 99.3

CUMBERLAND PHARMACEUTICALS AMENDS CREDIT FACILITIES

WITH BANK OF AMERICA

- Term loan paid down, line of credit expanded

NASHVILLE, Tenn. — October 5, 2010 — Cumberland Pharmaceuticals Inc. today announced that it has amended its senior credit facilities with Bank of America. With this amendment to its loan agreement, Cumberland has reduced the outstanding balance on its term loan from $12 million to $6 million. The original term loan totaled $18 million. The Company has also expanded availability under its line of credit to $6 million.

Cumberland expects to achieve a net interest savings by retiring debt with cash that would have earned a much lower yield. The debt repayment, which was funded with excess cash flow, is consistent with Cumberland’s efforts to efficiently manage its capital resources.

“We are pleased to maintain a strong relationship with Bank of America, which continues to support our growth through this expansion in our revolving line of credit,” said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals. “Proceeds from our initial public offering continue to be deployed for originally intended purposes, including actively supporting the launch of Caldolor and selectively expanding our product portfolio.”

About Cumberland Pharmaceuticals

Cumberland Pharmaceuticals Inc. is a Tennessee-based specialty pharmaceutical company focused on the acquisition, development and commercialization of branded prescription products. The Company’s primary target markets include hospital acute care and gastroenterology. Cumberland’s product portfolio includes Acetadote® (acetylcysteine) Injection for the treatment of acetaminophen poisoning, Caldolor® (ibuprofen) Injection, the first injectable treatment for pain and fever approved in the United States, and Kristalose® (lactulose) for Oral Solution, a prescription laxative. Cumberland is dedicated to providing innovative products which improve quality of care for patients. The Company completed the initial public offering of its common stock in August 2009. For more information on Cumberland Pharmaceuticals, please visit www.cumberlandpharma.com.

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Cumberland Pharmaceuticals Amends Credit Facilities with Bank of America

Forward Looking Statements

This document contains forward-looking statements, which are subject to certain risks and reflect Cumberland’s current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. As with any business, all phases of Cumberland’s operations are subject to factors outside its control, and any one or combination of these factors could materially affect Cumberland’s results of operations. These factors include market conditions, competition, an inability of manufacturers to produce Cumberland’s products on a timely basis or a failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, maintaining an effective sales and marketing infrastructure and other factors set forth under the headings “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations” in Cumberland’s Form 10-K filed with the SEC on March 19, 2010. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.

SOURCE: Cumberland Pharmaceuticals Inc.

Contact:
Angela Novak
Corporate Relations
(615) 255-0068
anovak@cumberlandpharma.com

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